Exhibit 10.13

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

between

UNITED LUMINOUS INTERNATIONAL (HOLDINGS) LIMITED

and

LIGHT ENGINE INTERNATIONAL LIMITED

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is made on the 28th day of February 2023.

BETWEEN

(1)	UNITED LUMINOUS INTERNATIONAL (HOLDINGS) LIMITED, a company incorporated in Hong Kong and having its registered office at Unit 611, 6/F, Photonics Centre, 2 Science Park East Avenue, Hong Kong Science Park, Shatin, Hong Kong (hereinafter referred to as “ULI”) of the one part; and

(2)	LIGHT ENGINE INTERNATIONAL LIMITED, a company incorporated in Hong Kong and having its registered office at Unit 614, 6/F, Photonics Centre, 2 Science Park East Avenue, Hong Kong Science Park, Shatin, Hong Kong (hereinafter referred to as “LEI”) of the other part.

WHEREAS:

(A)	LEI is desirous of appointing ULI to provide the services as specified in Clause 1 of this Agreement.

(B)	ULI has agreed to provide management and administrative services for a period of 12 months as specified in Clause 1 of this Agreement effective from the date of the closing of the Business Combination between LEI and Ace Global Business Acquisition Limited (the “SPAC”).

NOW IT IS HERERBY AGREED AS FOLLOWS

1	Scope of Services

1.1	ULI shall, if and for so long as LEI may require, provide the following and other services to LEI: -

Share of office leased in Hong Kong Science Park, Hong Kong office administration, human resource and information technology management

1.2	LEI hereby appoints ULI and the latter hereby agrees to render services pertaining to the services as described in Clause 1 hereof. In the discharge of its duties and responsibilities, ULI shall NOT have the authority to negotiate or conclude any contracts or binding arrangements on behalf of LEI with any persons or organisations.

2	Service Fee

2.1	In consideration of the services performed by ULI as provided under Clause 1, LEI shall pay ULI an annual service fee set out in Schedule I as attached hereto for the period of 12 months stating from the date of the closing of the Business Combination between LEI and the SPAC. Thereafter, the service fee amount may be renewed and revised as mutually agreed by LEI and ULI from time to time.

2.2	ULI shall charge the service fee to LEI on a monthly basis, which all amounts billed under this Agreement shall be denominated in Hong Kong dollars.

2.3	The monthly billing shall be evidenced by an invoice with an explanation of the calculation made to obtain the amount stated therein and the bill shall be payable upon demand within the succeeding thirty days.

3	Duration of Agreement

This Agreement shall commence with effect from the date of the closing of the Business Combination between LEI and the SPAC and shall have a term of one year from such date. Either party shall have the right to terminate this Agreement by giving thirty (30) days prior written notice thereof to the other party. No liability shall accrue to either party on termination other than for services already performed.

4.	Discharge of Expenses

4.1	ULI undertakes to discharge all expenses incurred by it in the performance or fulfilment of its duties and obligations hereunder including, but not limited to, the maintenance and running of any premises used by ULI and the salaries or wages of its employees or assistants.

4.2	ULI should be responsible for the costs and expenses of running of its office premises and any operating costs incurred during its daily business operations.

5.	Assignment

Neither this Agreement nor any of the respective rights or obligation of the parties hereto shall be assignable in whole or in part without the consent in writing of the other party thereto.

6.	Entire agreement

This Agreement represents the entire agreement of and between the parties hereto and shall not be modified or terminated except in writing signed by both parties hereto. This Agreement supersedes any other agreements or arrangements whether written, oral or implied between LEI and ULI.

7.	Governing Law

This contract shall be governed by the Laws of Hong Kong Special Administrative Region of People’s Republic of China (“HKSAR”) and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Courts of the HKSAR.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed the day and year above first written.

SIGNED by ) For and on behalf of ) United Luminous International (Holdings) Limited ) in the presence of:- )

SIGNED by ) For and on behalf of ) Light Engine International Limited ) in the presence of:- )

Schedule I

The amount of service fee payable by Light Engine International Limited to United Luminous International (Holdings) Limited as stated in Clause 2 of this Agreement shall be HK$120,000 per month for the services rendered (as listed out below) set out in the Agreement for the period from the date of the closing of the Business Combination between LEI and the SPAC.

This monthly service fee comprises the following:

1.	Share of cost of the office of ULI located at Units 611 - 618, 6/F, Photonics Centre, 2 Science Park East Avenue, Hong Kong Science Park, Shatin, Hong Kong for a space of 3,482 square feet at a rate of HK$31.03 per square feet per month (HK$108,000 per month); and

2.	Service fee for office administration, human resource and information technology management amounting to HK$12,000 per month;

For and on behalf of
United Luminous International (Holdings) Limited

For and on behalf of
Light Engine International Limited

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